Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD THIRD QUARTER 2021 RESULTS

QUINCY, California, October 20, 2021 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced record total assets and earnings during the three and nine months ended September 30, 2021. Total assets were $1.6 billion at September 30, 2021 an increase of $456 million from $1.1 billion at September 30, 2020. Earnings during the third quarter of 2021 totaled $6.6 million or $1.13 per share, an increase of $2.9 million from $3.7 million or $0.71 per share during the third quarter of 2020. Diluted earnings per share increased to $1.12 per share during the three months ended September 30, 2021 from $0.71 per share during the quarter ended September 30, 2020.

For the nine months ended September 30, 2021, the Company reported net income of $15.5 million or $2.87 per share, an increase of $5.3 million from $10.2 million or $1.97 per share earned during the nine months ended September 30, 2020. Earnings per diluted share increased to $2.83 during the nine months ended September 30, 2021 up $0.88 from $1.95 during the first nine months of 2020.

Return on average assets was 1.71% during the current quarter, up from 1.37% during the third quarter of 2020. Return on average equity increased to 19.6% for the three months ended September 30, 2021, up from 15.5% during the third quarter of 2020. Return on average assets was 1.58% during the nine months ended September 30, 2021, up from 1.40% during the comparison period in 2020. Return on average equity increased to 18.3% for the nine months ended September 30, 2021, up from 14.9% during the first nine months of 2020.

Results for the three and nine months ended September 30, 2021 benefited from the acquisition of the Bank of Feather River (BFR), the wholly owned subsidiary of Feather River Bancorp, effective July 1, 2021. Total assets acquired from BFR, including goodwill, were $205 million, gross loans totaled $162 million and deposits totaled $177 million. Goodwill associated with the acquisition of Feather River Bancorp was $5.5 million and the core deposit intangible was $1.0 million.

In connection with the acquisition, the Company incurred a variety of non-recurring expense. The non-recurring costs for the three and nine months ended September 30, 2021 were $68 thousand and $545 thousand, respectively.

In addition to the acquisition of BFR, the Company benefited from an increase in PPP loan fees during the comparison periods, a reduction in salary expense related to the Employee Retention Credit (ERC) and a reduction in the provision for loan losses. During the three and nine months ended September 30, 2021, PPP fees net of the amortization of PPP origination costs were $2.5 million and $5.0 million, respectively. This compares to $0.6 million and $0.9 million during the three and nine months ended September 30, 2020.

During the second and third quarters of 2021 the Company qualified for the ERC. The ERC was made available under the Coronavirus Aid, Relief, and Economic Security Act and modified and extended under the Taxpayer Certainty and Disaster Tax Relief Act of 2020. We recorded an ERC of $1.1 million during the second quarter and $1.2 million during the current quarter as a reduction of salary and benefit expense.

The provision for loan losses declined from $800 thousand during the three months ended September 30, 2020 to $250 thousand during the current quarter and from $2.8 million during the nine months ended September 30, 2020 to $875 thousand during the current nine month period.

Financial Highlights

September 30, 2021 compared to September 30, 2020

●	Total assets increased by $456 million, or 41%, to a record level of over $1.6 billion.
●	Gross loans increased by $95 million, or 13%, to a record level of $839 million.
●	Investment securities increased by $117 million to $275 million.
●	Total deposits increased by $427 million, or 44%, to a record level of $1.4 billion.
●	Total equity increased by $33.5 million, or 35% to a record level of $130 million.
●	Book value per share increased by $3.76, or 20%, to $22.29, up from $18.53.
●	Tangible book value per share increased by $2.69 or 15%, to $21.07, up from $18.38

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank, stated, “The acquisition of Bank of Feather River, which has become our Yuba City branch, has been a great success. We have enjoyed a high staff retention rate at this newly acquired branch and loan production during the third quarter was nearly 12% of the branch’s portfolio. We anticipate completion of the system conversion of our Yuba City branch in the fourth quarter.”

“In response to the recent fires throughout our region, Plumas Bank has allocated $50 thousand in matching funds to the Dixie Fire Fund, a fund launched by the Bank through the Community Foundation of Northern Nevada. The Dixie Fire Fund has grown to almost $100 thousand and will ultimately be distributed by an advisory council,” Ryback stated.

Loans, Deposits, Investments and Cash

Gross loans increased by $95 million, or 13%, from $744 million at September 30, 2020 to $839 million at September 30, 2021. Increases in loans included $61 million in agricultural loans, $70 million in commercial real estate loans, and $11 million in construction loans; these items were partially offset by a decrease of $41 million in commercial loans and $6 million in all other loan categories. Absent a $59 million decline in PPP loans, commercial loans would have increased by $18 million. Excluding loans acquired at our Yuba City, California branch acquired on the acquisition of BFR, loans would have decreased by $59 million. PPP loans totaled $60 million at September 30, 2021 and $119 million at September 30, 2020. Unamortized loan fees net of unamortized loan costs on PPP loans totaled $2.4 million at September 30, 2021.

We have instituted a loan forbearance program to assist borrowers with managing cash flows disrupted due to COVID-19.  As of September 30, 2021, there were $3.7 million in loan balances on deferral related to this program.  We expect full repayment on these loans either through foreclosure of the underlying collateral, or through normal payments of principal and interest once the loans are taken off deferral status.

Total deposits increased by $427 million from $978 million at September 30, 2020 to $1.4 billion at September 30, 2021. We acquired $177 million in deposits upon the acquisition of BFR. Excluding BFR deposits, we attribute much of this increase to retention of proceeds from PPP loans, a more cautious consumer, and continued growth in our customer base. The increase in deposits includes increases of $266 million in demand deposits, $118 million in savings accounts, $152 million in money market accounts, and $28 million in time deposits. These increases were partially offset by a decrease of $137 million in interest-bearing demand deposits.

During November 2020 we eliminated our interest-bearing demand deposit products, transferring these accounts to either money market accounts or non-interest bearing demand accounts based on product type. We made this change to simplify our deposit product offerings in light of the changes to Federal Reserve Board Regulation D which no longer limits the number of transfers or withdrawals from Money Market or Savings accounts.

At September 30, 2021, 52% of the Company’s deposits were in the form of non-interest bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $117 million from $158 million at September 30, 2020 to $275 million at September 30, 2021. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks increased by $197 million from $176 million at September 30, 2020 to $373 million at September 30, 2021.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at September 30, 2021 totaled $5.5 million, up from $3.2 million at September 30, 2020. Nonperforming assets as a percentage of total assets increased to 0.35% at September 30, 2021 up from 0.29% at September 30, 2020. OREO totaled $0.6 million at September 30, 2021 and $0.8 million at September 30, 2020. Nonperforming loans were $4.9 million at September 30, 2021 up from $2.4 million at September 30, 2020. Nonperforming loans as a percentage of total loans increased to 0.58% at September 30, 2021, up from 0.33% at September 30, 2020.

The provision for loan losses decreased from $2.8 million during the first nine months of 2020 to $875 thousand during the current period. Net charge-offs totaled $472 thousand and $443 thousand during the nine months ended September 30, 2021 and 2020, respectively. The allowance for loan losses totaled $10.3 million at September 30, 2021 and $9.6 million at September 30, 2020. The allowance for loan losses as a percentage of total loans decreased from 1.29% at September 30, 2020 to 1.23% at September 30, 2021. Excluding loans acquired from BFR and recorded at fair value, the allowance for loan losses as a percentage of total loans at September 30, 2021 would have been 1.46%.

Shareholders’ Equity

Total shareholders’ equity increased by $33.5 million from $96.0 million at September 30, 2020 to $129.5 million at September 30, 2021. The $33.5 million includes earnings during the twelve-month period totaling $19.8 million, common stock issued in the acquisition of Feather River Bancorp totaling $18.7 million and stock option activity totaling $0.4 million. These items were partially offset by the payment of cash dividends totaling $2.9 million and a decrease in accumulated other comprehensive income of $2.5 million.

Net Interest Income and Net Interest Margin

Driven by the acquisition of BFR and an increase in PPP fees, net interest income increased by $4.0 million from $9.5 million during the three months ended September 30, 2020 to $13.5 million for the three months ended September 30, 2021. The increase in net interest income includes increases of $4.1 million in interest income and $41 thousand in interest expense. Interest and fees on loans increased by $3.6 million related to the amortization of loan fees/costs on PPP loans and an increase in average loan balances. During the current quarter we recorded amortization of loan fees net of loan costs on PPP loans totaling $2.5 million, an increase of $2.0 million for the same quarter in 2020. This includes normal amortization on our PPP portfolio and the effect of PPP loan forgiveness.

Average loan balances increased by $134 million, while the average yield on loans increased by 89 basis points from 4.81% during the third quarter of 2020 to 5.70% during the current quarter. Excluding the effect of the PPP loans, loan yield would have declined by 18 basis points to 5.00% for the current quarter and 5.18% during the third quarter of 2020. The change in loan yield from 2020 includes the effect of a reduction in market rates offset by the increase in the amortization of loan fees on PPP loans as discussed above. Interest on investment securities increased by $358 thousand related to growth in the investment portfolio. Average investment securities increased by $100 million to $255 million. The average yield on investment securities during the three months ended September 30, 2021 was 1.80%, a decline of 25 basis points from 2.05% during the third quarter of 2020. Interest on cash balances increased by $73 thousand related mostly to an increase in average balances of $152 million. Net interest margin for the three months ended September 30, 2021 increased 10 basis points to 3.83%, up from 3.73% for the same period in 2020.

Net interest income for the nine months ended September 30, 2021 was $34.0 million, an increase of $6.1 million from the $27.9 million earned during the same period in 2020. Interest income increased by $5.9 million. Included in interest income during the current nine month period were PPP fees net of costs of $5.0 million, an increase of $4.0 million from the same period in 2020. The average yield on loans increased by 35 basis points from 5.05% during the first nine months of 2020 to 5.40% during the current period. Excluding the effect of the PPP loans, loan yield would have declined by 27 basis points to 5.02% for the current period and 5.29% during the nine months ended September 30, 2020.

Average interest earning assets during the current nine month period totaled $1.2 billion, an increase of $310 million from the same period in 2020. This increase in average interest earning assets consisted of increases of $90 million in average loan balances, $67 million in average investment securities and $153 million in average cash balances. The effect of the increase in average interest earning assets was partially offset by a decline in the average yield on interest earning assets of 42 basis points to 3.79%. Interest expense declined by $125 thousand. Net interest margin for the nine months ended September 30, 2021 decreased 37 basis points to 3.70%, down from 4.07% for the same period in 2020.

Non-Interest Income/Expense

During the three months ended September 30, 2021 and 2020, non-interest income totaled $2.0 million and $2.2 million, respectively. The single largest reduction in non-interest income was $317 thousand in gain on sale of SBA loans. During the current quarter we did not sell SBA loans. Loans originated for sale during the current quarter totaled $17.8 million. Loans held for sale at September 30, 2021 totaled $28.4 million. This compares to $3.7 million at September 30, 2020. Partially offsetting the reduction in gain on sale of loans were increases in service charge income of $89 thousand and $40 thousand in interchange income.

During the nine months ended September 30, 2021, non-interest income totaled $6.2 million, a decrease of $78 thousand from the $6.3 million earned during the nine months ended September 30, 2020. This decrease resulted from a decline in gains on sale of loans of $354 thousand and a $218 thousand gain on sale of an administrative building during the second quarter of 2020. These items were mostly offset by a $473 thousand increase in interchange income from $1.9 million during the nine months ended September 30, 2020 to $2.4 million during 2021.

During the three months ended September 30, 2021, total non-interest expense increased by $797 thousand from the comparable period in 2020. The largest components of this increase were increases of $314 thousand in outside service fees, $204 thousand in occupancy and equipment expense and $79 thousand in professional fees. Much of the increases in these categories relate to our Yuba City, California branch.

Included in outside service fees were $183 thousand in expense mostly related to data processing and network costs at our Yuba City location. Much of this cost will be eliminated after we convert BFR’s data processing system to our Core banking system which is scheduled for mid-November.

The largest decline in non-interest expense was $186 thousand in salary and benefit expense as costs related to increases in salaries, bonus and other components of salary and benefit expense were offset by an Employee Retention Credit of $1.2 million.

During the nine months ended September 30, 2021 non-interest expense increased by $855 thousand. An $877 thousand reduction in salary and benefit expense related to $2.3 million in Employee Retention Credits was offset by increases in other expense categories including $545 thousand in nonrecurring costs related to the acquisition of Bank of Feather River.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fourteen branches: twelve located in the California counties of Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in the California Counties of Butte and Placer. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of September 30,
	2021	2020	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$372,993	$175,531	$197,462	112.5%
Investment securities	275,061	158,002	117,059	74.1%
Loans held for sale	28,364	3,661	24,703	674.8%
Loans, net of allowance for loan losses	828,611	733,989	94,622	12.9%
Premises and equipment, net	16,005	14,047	1,958	13.9%
Bank owned life insurance	15,743	13,444	2,299	17.1%
Real estate acquired through foreclosure	569	763	(194)	-25.4%
Goodwill	5,502	-	5,502	100.0%
Accrued interest receivable and other assets	28,632	16,512	12,120	73.4%
Total assets	$1,571,480	$1,115,949	$455,531	40.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,404,446	$977,529	$426,917	43.7%
Accrued interest payable and other liabilities	27,191	32,127	(4,936)	-15.4%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	1,441,947	1,019,966	421,981	41.4%
Common stock	26,705	7,586	19,119	252.0%
Retained earnings	100,992	84,094	16,898	20.1%
Accumulated other comprehensive income, net	1,836	4,303	(2,467)	-57.3%
Shareholders’ equity	129,533	95,983	33,550	35.0%
Total liabilities and shareholders’ equity	$1,571,480	$1,115,949	$455,531	40.8%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2021	2020	Dollar Change	Percentage Change
Interest income	$13,869	$9,813	$4,056	41.3%
Interest expense	319	278	41	14.7%
Net interest income before provision for loan losses	13,550	9,535	4,015	42.1%
Provision for loan losses	250	800	(550)	-68.8%
Net interest income after provision for loan losses	13,300	8,735	4,565	52.3%
Non-interest income	2,001	2,161	(160)	-7.4%
Non-interest expense	6,601	5,804	797	13.7%
Income before income taxes	8,700	5,092	3,608	70.9%
Provision for income taxes	2,122	1,400	722	51.6%
Net income	$6,578	$3,692	$2,886	78.2%

Basic earnings per share	$1.13	$0.71	$0.42	59.2%
Diluted earnings per share	$1.12	$0.71	$0.41	57.7%

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2021	2020	Dollar Change	Percentage Change
Interest income	$34,786	$28,855	$5,931	20.6%
Interest expense	826	951	(125)	-13.1%
Net interest income before provision for loan losses	33,960	27,904	6,056	21.7%
Provision for loan losses	875	2,800	(1,925)	-68.8%
Net interest income after provision for loan losses	33,085	25,104	7,981	31.8%
Non-interest income	6,231	6,309	(78)	-1.2%
Non-interest expense	18,225	17,370	855	4.9%
Income before income taxes	21,091	14,043	7,048	50.2%
Provision for income taxes	5,585	3,850	1,735	45.1%
Net income	$15,506	$10,193	$5,313	52.1%

Basic earnings per share	$2.87	$1.97	$0.90	45.7%
Diluted earnings per share	$2.83	$1.95	$0.88	45.1%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2021	6/30/2021	9/30/2020	9/30/2021	9/30/2020
EARNINGS PER SHARE
Basic earnings per share	$1.13	$0.86	$0.71	$2.87	$1.97
Diluted earnings per share	$1.12	$0.85	$0.71	$2.83	$1.95
Weighted average shares outstanding	5,800	5,197	5,179	5,397	5,176
Weighted average diluted shares outstanding	5,885	5,280	5,230	5,477	5,229
Cash dividends paid per share[1]	$0.14	$0.14	$0.12	$0.42	$0.24

PERFORMANCE RATIOS (annualized)
Return on average assets	1.71%	1.45%	1.37%	1.58%	1.40%
Return on average equity	19.6%	17.2%	15.5%	18.3%	14.9%
Yield on earning assets	3.92%	3.49%	3.84%	3.79%	4.21%
Rate paid on interest-bearing liabilities	0.19%	0.19%	0.22%	0.19%	0.27%
Net interest margin	3.83%	3.40%	3.73%	3.70%	4.07%
Noninterest income to average assets	0.52%	0.61%	0.80%	0.64%	0.86%
Noninterest expense to average assets	1.72%	1.73%	2.15%	1.86%	2.38%
Efficiency ratio[2]	42.4%	45.1%	49.6%	45.3%	50.8%

	9/30/2021	6/30/2021	9/30/2020	12/31/2020	12/31/2019
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$10,305	$10,128	$9,600	$9,902	$7,243
Allowance for loan losses as a percentage of total loans	1.23%	1.40%	1.29%	1.40%	1.17%
Allowance for loan losses as a percentage of total loans - excluding PPP loans	1.32%	1.59%	1.54%	1.55%	1.17%
Nonperforming loans	$4,873	$6,817	$2,445	$2,536	$2,050
Nonperforming assets	$5,465	$7,348	$3,208	$2,970	$2,813
Nonperforming loans as a percentage of total loans	0.58%	0.94%	0.33%	0.36%	0.33%
Nonperforming assets as a percentage of total assets	0.35%	0.58%	0.29%	0.27%	0.33%
Year-to-date net charge-offs	$472	$399	$443	$516	$1,215
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.08%	0.11%	0.09%	0.07%	0.21%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,811	5,199	5,181	5,182	5,166
Shareholders' equity	$129,533	$106,790	$95,983	$100,154	$84,505
Book value per common share	$22.29	$20.54	$18.53	$19.33	$16.36
Tangible common equity[3]	$122,439	$106,151	$95,216	$99,432	$83,584
Tangible book value per common share[4]	$21.07	$20.42	$18.38	$19.19	$16.18
Tangible common equity to total assets	7.8%	8.4%	8.5%	8.9%	9.7%
Gross loans to deposits	59.7%	64.1%	76.1%	72.8%	82.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	8.6%	9.0%	9.3%	9.2%	10.4%
Common Equity Tier 1 Ratio	14.1%	15.0%	14.0%	14.2%	13.1%
Tier 1 Risk-Based Capital Ratio	14.1%	15.0%	14.0%	14.2%	13.1%
Total Risk-Based Capital Ratio	15.3%	16.2%	15.3%	15.4%	14.2%

(1) The Company paid a quarterly cash dividend of 14 cents per share on February 15, 2021, May 17, 2021 and August 16, 2021 and quarterly cash dividends of 12 cents per share on May 15, 2020, August 14, 2020 and November 16, 2020.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less core deposit intangibles and goodwill.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.